UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2013

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry Into a Material Definitive Agreement.

On March 6, 2013, the Company agreed with Dr. Samuel Herschkowitz, his affiliate, Atlantic Partners Alliance (“APA”), and SOK Partners, LLC (“SOK”), an investment partnership, to amend an existing letter agreement dated August 13, 2012 (the “Letter Agreement”) to (1) extend the maturity date of certain indebtedness to Dr. Herschkowitz and SOK from March 31, 2013 to April 30, 2013 and (2) modify an arrangement under which the Company had agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones. Dr. Herschkowitz and Joshua Kornberg, the Chief Executive Officer of the Company, are managers of APA and SOK Partners.

Extension of Maturity Dates. Dr. Herschkowitz and the Company entered into a Note Purchase Agreement dated as of December 20, 2011 and subsequently amended and restated effective as of the same date (as amended, the “Herschkowitz Note Purchase Agreement”) pursuant to which the Company issued and sold to Dr. Herschkowitz a convertible promissory note in the original principal amount of $225,000 (as amended concurrently with the Herschkowitz Note Purchase Agreement, the “Herschkowitz Note”). As security for the Herschkowitz Note, Dr. Herschkowitz holds a first security interest in substantially all of the assets of the Company. Further, SOK entered into a Note Purchase Agreement dated as of March 28, 2012 (the “SOK Note Purchase Agreement”) pursuant to which the Company issued and sold to SOK a 20.0% convertible note due August 2012 in the principal amount of up to $600,000 (the “SOK Note”). The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. Terms of these note purchase agreements and notes are described under “Note 9 – Related Party” in the Notes to Condensed Financial Statements included in the Form 10-Q for the period ended September 30, 2012.

Under the Letter Agreement entered into in August 2012, the parties agreed, among other things, that Dr. Herschkowitz would forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012 (subsequently extended to March 31, 2013); and Dr. Herschkowitz clarified and waived certain of his other rights, including the right to interest at a penalty rate upon default. On March 6, 2013, the parties agreed to amend the Letter Agreement to further extend the maturity date of the notes to April 30, 2013.

Amendment of Compensation Arrangement. In the Letter Agreement, the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones. On March 6, 2013, the terms of such compensation were amended to modify the relevant dates and the terms of the milestones. As modified, the terms are as follows. In the event that the Company consummates the following series of transactions on or prior to December 31, 2013 Dr. Herschkowitz will be entitled to the following compensation: (i) financing raising not less than $1 million, compensation of $75,000; (ii) an offering of the Company, any successor or its affiliate raising between $2 million and $4 million, compensation of $150,000 (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, compensation of 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000; (iv) a going-private transaction, compensation of $200,000; and (v) a sale of at least 50% of the outstanding shares of the Company or substantially all of its assets, compensation of 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. The Company shall reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions but in no event in an amount greater than $10,000.

The foregoing summary of the amendment is not intended to be complete and is qualified in its entirety by the terms and the conditions of the amendment included as Exhibit 99.14 hereto.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.14  Letter Agreement, dated March 6, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and BioDrain Medical, Inc. (filed on March 8, 2013 as exhibit to the Schedule 13D/A filed by Dr. Herschkowitz and other parties and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2013

BIODRAIN MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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